Exhibit 19.1

CHARLES RIVER ASSOCIATES
POLICY ON INSIDE INFORMATION AND INSIDER TRADING

Policy Statement

This Policy on Inside Information and Insider Trading (this “Policy”) applies to all employees of Charles River Associates, including its subsidiaries (“CRA”), to members of the CRA Board of Directors, and to CRA affiliated non-employee consultants (“affiliated consultant”), with regard to a transaction in CRA securities and in securities of CRA clients. The obligations to protect confidential information and to avoid its misuse for personal gain in securities trading extend to anyone who acquires the information through the person’s association with CRA or with a CRA employee, affiliated consultant, or director. Federal securities laws make it unlawful for any person to trade (buy, sell, or otherwise transact) or recommend trading in securities while in possession of “material inside information” (as defined below). At a high level, insider trading is the act of buying or selling stock or other securities, based on “inside,” or material non-public information. It includes actions that are intended to either make a profit or avoid a loss. In addition, a person may be liable under the securities laws if he or she gives such information to another person who then uses it for trading purposes, a practice known as tipping. Under this Policy, prohibited tipping includes providing inside information to anyone, including, but not limited to, friends or family members. It is CRA’s policy that no CRA employee, director or affiliated consultant may trade, “tip to others” or otherwise dispose of CRA securities, securities in any client or any other company (directly or indirectly) if at the time of such activity he or she is in possession of material inside or non-public information relative to the security in question. The burden is upon each director, employee, and affiliated consultant to conduct his or her own due diligence in order to satisfy himself or herself that he or she is in compliance with this Policy.

Not only does misuse of material inside information contravene CRA policy, but it is also a violation of the law and subjects the offender to imprisonment and large fines. Furthermore, under the Insider Trading and Securities Fraud Enforcement Act (ITSFEA) passed by Congress in 1988, the Securities and Exchange Commission can also seek civil penalties from a company whose personnel are guilty of illegal insider trading. The Securities and Exchange Commission takes the position that if a company fails to take reasonable measures to reduce the likelihood of a violation, even though the company itself was unaware and innocent of wrongdoing, it can be subject to the penalties prescribed in ITSFEA.

Description Of “Material Inside Information”

Neither the Securities and Exchange Commission nor the courts have defined “material” precisely, but the word is similar in meaning to “important” or “significant.” If the nonpublic information is of the kind that a reasonable investor would want to know in making a decision concerning buying, holding or selling a company’s securities, it is considered material.

What is “Inside” Information?

“Inside” or “non-public” information is information that has not been publicly disclosed. Information received about a particular company under circumstances indicating that the information is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company, its operations, strategies and future activities (or its officers or directors) should be deemed to be inside information. As a rule, before concluding that information is not inside information, one should be able to point to some proof that the information is generally
As Approved by the Board of Directors on May 17, 2023

Charles River Associates

available; for example, its announcement in business news sources like those offered by Dow Jones or Reuters, The Wall Street Journal, or trade publications. Such availability provides the public with the opportunity to evaluate the information. A person may not attempt “to beat the market” by trading simultaneously with, or shortly after, the official release of such information. Information relating to CRA or a CRA client matter is considered non-public until CRA or, if applicable, the CRA client or other third-party source has made a public disclosure.

What Inside Information is “Material”?

Material inside information is any information about a company or the market for its securities that, if disclosed, can reasonably be expected to affect the prices of its securities. Information is material if there is a substantial likelihood that a reasonable investor would want to know it in deciding whether to buy, hold or sell the company’s securities. If the information makes you or someone else think about wanting to buy, hold or sell a security, that is probably a good indication that it is material.

Examples of information that should be presumed to be material include information about the timing and magnitude of:

•Stock splits,
•Earnings estimates,
•Dividend increases or decreases,
•Changes in previously released earnings estimates,
•Significant expansion or curtailment of operations,
•A significant increase or decline of orders,
•Significant merger or acquisition proposals or agreements, including exchange or tender offers,
•Significant new products or mineral discoveries,
•Extraordinary borrowing,
•Major litigation,
•Financial liquidity problems,
•Changes in key personnel,
•Extraordinary management developments,
•Purchase or sale of substantial assets or a merger, sale or acquisition,
•Significant CRA client-related transactions or retentions, and
•Developments or changes in status related to any of the foregoing examples.

Derivative Transactions in CRA Securities

CRA also prohibits derivative transactions in CRA securities (stock or options) and hedging activities. Subject to the transacting in CRA securities discussed below, all those who are subject to this Policy may not purchase, sell and trade in options (including publicly traded options), warrants, put and calls, or similar instruments, or engage in derivative-type transactions involving or relating to CRA securities. In addition, without the prior written consent of CRA’s Chief Executive Officer or General Counsel, hedging or monetization transactions such as zero-cost collars and forward-sale contracts that allow a person to lock in a portion of the value of his or her shares, often in exchange for all or part of the potential for upside appreciation in the shares, are prohibited.

In addition, no director, employee or affiliated consultant shall engage in a short sale or take an equivalent position in CRA shares. Furthermore, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits Section 16 Persons from engaging in short sales. A short sale is a sale of securities not owned by the seller, or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Transactions in certain put-and-call options for CRA securities may, in some instances, constitute a short sale.

As Approved by the Board of Directors on May 17, 2023

Charles River Associates

CRA directors, employees and affiliated consultants are prohibited from holding CRA securities in a margin account or otherwise pledging CRA securities as collateral or security.

Please note that this Policy is in addition to any CRA requirement and procedure for trading in CRA stock (and/or options) which requires compliance with CRA's quiet period rules and specific pre-clearance procedures through CRA’s Chief Financial Officer (“CFO”) and General Counsel. These pre-clearance procedures can be found on CRA’s financial administration intranet site or can be requested from CRA’s CFO or General Counsel. In addition, this Policy must be read in compliance with CRA’s “holding requirements” applicable to CRA’s directors and named executive officers.
You must promptly report to CRA’s General Counsel any trading by CRA employees, affiliated consultants, or directors that you have reason to believe may have violated this Policy or the securities laws.

Trading in Client-Related Matters

One may never trade in securities of a client or other parties involved in a CRA client engagement while in possession of inside information. Furthermore, no CRA employee or affiliated consultant may knowingly acquire or sell securities of a CRA client or other party for which the employee or affiliated consultant is performing work (or has supervisory responsibilities) if such a transaction in the securities would be likely to affect adversely either the employee’s or the affiliated consultant’s ability to exercise independent professional judgment on behalf of the client or the quality of the employee’s or the affiliated consultant’s work. An aggregate investment or sale in the client’s securities which is equal to or greater than $50,000 will normally be presumed to have such an adverse effect. Investments in client companies that meet or exceed that amount must be approved in writing by CRA’s Securities Trading Compliance Committee, except that investments in clients by non-employee directors who do not have inside information or provide services to CRA clients in connection with CRA engagements and who have not done so for the preceding year will be presumed to be acceptable and are not subject to prior approval by CRA’s Securities Trading Compliance Committee. In addition, a CRA employee cannot serve as the lead consultant, expert or supervisor of a project for a client in which the employee knowingly has an investment of more than $50,000 without the approval of the Securities Trading Compliance Committee. Without the approval of CRA’s Chief Executive Officer and CFO, it is CRA’s policy not to accept the securities or other property of a client as compensation for the services it renders.

Annual Review and Acknowledgment

All CRA directors and employees are required to confirm their understanding of and compliance with this Policy on an annual basis. In addition, affiliated consultants have an ongoing obligation to comply with this Policy (or related policies) as part of their affiliation with CRA.

The requirements and limitations contained in this Policy take effect once a copy of this Policy (or, in the case of an affiliated consultant, applicable terms of conduct incorporating the prohibition on insider trading), has been provided to the employee, director, or affiliated consultant, or earlier, if required by law or by any other CRA policy existing as of the issue date of this Policy whether or not the recipient has confirmed acknowledgment of the terms of this Policy. This Policy may be amended and revised by approval of an executive officer of CRA in his or her sole discretion at any time such amendment or revision is deemed appropriate. Such amendment or revision shall be effective at the earlier of any notice providing same or upon posting on CRA’s intranet in the CRA policies portal.
If you have any questions about this Policy, please contact CRA’s legal department.
As Approved by the Board of Directors on May 17, 2023